UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
December 13, 2011 (December 12, 2011)

THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana  70809
(Address of principal executive offices and zip code)

(225) 932-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Amendment of CEO Employment Agreement.   The Shaw Group Inc. (the Company)  and J.M. Bernhard, Jr., the Company’s Chairman, President and Chief Executive Officer, amended and restated Mr. Bernhard’s employment agreement (the Agreement).  In particular, the amendments to the Agreement implemented the following changes:

•
The Company removed a tax gross-up provision that would have been applicable if any payment or benefit received in connection with a change in control would have constituted an “excess parachute payment” under 280G of the Internal Revenue Code, and replaced it with a “net best” provision; and

•
The Company converted a $15 million, plus accumulated interest, deferred compensation award that was owed to Mr. Bernhard to a Supplemental Executive Retirement Plan (SERP). There are no changes in the economics or timing of payments as part of this conversion. The conversion to a SERP is fully compliant with Section 409A of the Internal Revenue Code and eliminates prior misperceptions associated with the language in his employment agreement regarding the deferred compensation award and non-compete provision.  We believe that Mr. Bernhard’s SERP is market competitive for company-provided retirement benefits for long-service CEOs, including founders, of similarly-sized companies.  Additionally, Mr. Bernhard’s non-compete provision remains in place.

The information contained in this item is being furnished to the Securities and Exchange Commission. In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 10.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHAW GROUP INC.
(Registrant)

Date: December 13, 2011	By:	/s/ John Donofrio
John Donofrio, Executive Vice President,
General Counsel and Corporate Secretary